As filed with the Securities and Exchange Commission on November 17, 2011

Registration No. 333-177710

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LinkedIn Corporation

(Exact name of Registrant as specified in its charter)

Delaware	7370	47-0912023
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2029 Stierlin Court

Mountain View, CA 94043

(650) 687-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey Weiner

Chief Executive Officer

LinkedIn Corporation

2029 Stierlin Court

Mountain View, CA 94043

(650) 687-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Saper, Esq. Katharine A. Martin, Esq. Jon C. Avina, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Erika Rottenberg, Esq. Lora D. Blum, Esq. LinkedIn Corporation 2029 Stierlin Court Mountain View, CA 94043 (650) 687-3600	Eric C. Jensen, Esq. John T. McKenna, Esq. Cooley LLP 3000 El Camino Real Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ File No:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No: 333-177710

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-177710) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statements

(a) Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

1.1	Form of Underwriting Agreement.	S-1	333-177710	1.1	November 14, 2011

3.1	Form of Amended and Restated Certificate of Incorporation of LinkedIn Corporation.	S-1	333-171903	3.2	March 11, 2011

3.2	Form of Amended and Restated Bylaws of LinkedIn Corporation.	S-1	333-171903	3.4	March 11, 2011

4.1	Form of LinkedIn Corporation’s Class A Common Stock Certificate.	S-1	333-171903	4.1	May 9, 2011

4.2	Form of LinkedIn Corporation’s Class B Common Stock Certificate.	S-1	333-171903	4.2	May 9, 2011

4.3	Third Amended and Restated Investors’ Rights Agreement, by and among LinkedIn Corporation and the investors listed on Exhibit A thereto, dated June 13, 2008.	S-1	333-171903	4.2	January 27, 2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+	Amended and Restated 2003 Stock Incentive Plan and Form of Stock Option Agreement.	S-1	333-171903	10.1	January 27, 2011

10.2+	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.	S-1	333-171903	10.2	May 4, 2011

10.3	Form of Indemnification Agreement by and between LinkedIn Corporation and each of its directors and executive officers.	S-1	333-171903	10.3	March 11, 2011

10.4+	Offer Letter, between LinkedIn Corporation and Jeffrey Weiner, dated September 9, 2009, effective June 24, 2009, as amended.	S-1	333-171903	10.4	January 27, 2011

10.5+	Offer Letter, between LinkedIn Corporation and Steven Sordello, dated June 14, 2007.	S-1	333-171903	10.5	January 27, 2011

10.6+	Offer Letter, between LinkedIn Corporation and David Henke, dated October 28, 2009.	S-1	333-171903	10.6	January 27, 2011

10.7+	Offer Letter, between LinkedIn Corporation and Dipchand Nishar, dated November 17, 2008.	S-1	333-171903	10.7	January 27, 2011

10.8+	Offer Letter, between LinkedIn Corporation and Erika Rottenberg, dated May 22, 2008.	S-1	333-171903	10.8	January 27, 2011

10.9+	Form of Stock Purchase Agreements by and between LinkedIn Corporation and Steven Sordello, and schedule of omitted material details thereto.	S-1	333-171903	10.9	January 27, 2011

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

10.10+	Form of Option Exercise and Repurchase Agreements by and between LinkedIn Corporation and Jeffrey Weiner, Steven Sordello, Dipchand Nishar and Erika Rottenberg, and schedule of omitted material details thereto.	S-1	333-171903	10.10	January 27, 2011

10.11+	2010 Executive Bonus Compensation Plan.	S-1	333-171903	10.11	March 11, 2011

10.12	Membership Units Purchase Agreement by and between LinkedIn Corporation and Reid Hoffman, dated June 13, 2008.	S-1	333-171903	10.12	January 27, 2011

10.13	Master Services Agreement by and between LinkedIn Corporation and Equinix Operating Co., Inc., dated February 27, 2008.	S-1	333-171903	10.13	January 27, 2011

10.13A†	Amendment No. 1 to the Master Services Agreement by and between LinkedIn Corporation and Equinix Operating Co., Inc., dated June 1, 2010.	S-1	333-171903	10.13A†	April 4, 2011

10.14	Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated March 20, 2007.	S-1	333-171903	10.14	January 27, 2011

10.14A	First Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated September 24, 2007.	S-1	333-171903	10.14A	January 27, 2011

10.14B	Second Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated June 25, 2008.	S-1	333-171903	10.14B	January 27, 2011

10.14C	Third Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated December 18, 2009.	S-1	333-171903	10.14C	January 27, 2011

10.14D	Fourth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated March 3, 2010.	S-1	333-171903	10.14D	January 27, 2011

10.14E	Fifth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated December 17, 2010.	S-1	333-171903	10.14E	January 27, 2011

10.14F	Sixth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated October 25, 2011.	8-K	001-35168	10.1	October 28, 2011

10.15	Sublease by and between LinkedIn Corporation and Omnicell, Inc., dated January 4, 2011.	S-1	333-171903	10.15	January 27, 2011

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

10.16	Sublease by and between LinkedIn Corporation and Actel Corporation, dated February 18, 2010.	S-1	333-171903	10.16	January 27, 2011

10.17+	2011 Employee Stock Purchase Plan.	S-1	333-171903	10.17	May 4, 2011

10.18+	Form of Supplement to Offer Letters by and between LinkedIn Corporation and Jeffrey Weiner, Steven Sordello, David Henke, Dipchand Nishar and Erika Rottenberg.	S-1	333-171903	10.18	May 4, 2011

10.19+	Change of Control Agreement between LinkedIn Corporation and Michael Gamson, dated as of May 5, 2011.	S-1	333-171903	10.19	May 9, 2011

10.20+†	2011 Executive Bonus Compensation Plan.	S-1	333-171903	10.20	May 4, 2011

10.21	Form of Restricted Stock Unit Agreement under 2011 Equity Incentive Plan.	10-Q	001-35168	10.1	August 9, 2011

21.1	List of subsidiaries.	S-1	333-177710	21.1	November 3, 2011

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.	S-1	333-177710	23.2	November 16, 2011

24.1	Power of Attorney (see page II-7 of the original filing of this registration statement).

99.1	Consent of International Planning & Research.	S-1	333-177710	99.1	November 3, 2011

101.INS††	XBRL Instance Document	S-1	333-177710	101.INS	November 14, 2011

101.SCH††	XBRL Taxonomy Extension Schema	S-1	333-177710	101.SCH	November 14, 2011

101.CAL††	XBRL Taxonomy Extension Calculation Linkbase	S-1	333-177710	101.CAL	November 14, 2011

101.LAB††	XBRL Taxonomy Extension Label Linkbase	S-1	333-177710	101.LAB	November 14, 2011

101.PRE††	XBRL Taxonomy Extension Presentation Linkbase	S-1	333-177710	101.PRE	November 14, 2011

101.DEF††	XBRL Taxonomy Extension Definition Linkbase	S-1	333-177710	101.DEF	November 14, 2011

+	Indicates a management contract or compensatory plan.
†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
††	XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 16th day of November, 2011.

LINKEDIN CORPORATION

By:	/s/ Erika Rottenberg
Erika Rottenberg Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey Weiner	Chief Executive Officer and Director (principal executive officer)	November 16, 2011

* Steven Sordello	Senior Vice President and Chief Financial Officer (principal financial officer)	November 16, 2011

* Kent Buller, CPA	Corporate Controller (principal accounting officer)	November 16, 2011

* A. George “Skip” Battle	Director	November 16, 2011

* Reid Hoffman	Chair of the Board of Directors	November 16, 2011

* Leslie Kilgore	Director	November 16, 2011

* Stanley Meresman	Director	November 16, 2011

* Michael Moritz	Director	November 16, 2011

* David Sze	Director	November 16, 2011

*By:	/s/ Erika Rottenberg
Erika Rottenberg Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

1.1	Form of Underwriting Agreement.	S-1	333-177710	1.1	November 14, 2011

3.1	Form of Amended and Restated Certificate of Incorporation of LinkedIn Corporation.	S-1	333-171903	3.2	March 11, 2011

3.2	Form of Amended and Restated Bylaws of LinkedIn Corporation.	S-1	333-171903	3.4	March 11, 2011

4.1	Form of LinkedIn Corporation’s Class A Common Stock Certificate.	S-1	333-171903	4.1	May 9, 2011

4.2	Form of LinkedIn Corporation’s Class B Common Stock Certificate.	S-1	333-171903	4.2	May 9, 2011

4.3	Third Amended and Restated Investors’ Rights Agreement, by and among LinkedIn Corporation and the investors listed on Exhibit A thereto, dated June 13, 2008.	S-1	333-171903	4.2	January 27, 2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+	Amended and Restated 2003 Stock Incentive Plan and Form of Stock Option Agreement.	S-1	333-171903	10.1	January 27, 2011

10.2+	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.	S-1	333-171903	10.2	May 4, 2011

10.3	Form of Indemnification Agreement by and between LinkedIn Corporation and each of its directors and executive officers.	S-1	333-171903	10.3	March 11, 2011

10.4+	Offer Letter, between LinkedIn Corporation and Jeffrey Weiner, dated September 9, 2009, effective June 24, 2009, as amended.	S-1	333-171903	10.4	January 27, 2011

10.5+	Offer Letter, between LinkedIn Corporation and Steven Sordello, dated June 14, 2007.	S-1	333-171903	10.5	January 27, 2011

10.6+	Offer Letter, between LinkedIn Corporation and David Henke, dated October 28, 2009.	S-1	333-171903	10.6	January 27, 2011

10.7+	Offer Letter, between LinkedIn Corporation and Dipchand Nishar, dated November 17, 2008.	S-1	333-171903	10.7	January 27, 2011

10.8+	Offer Letter, between LinkedIn Corporation and Erika Rottenberg, dated May 22, 2008.	S-1	333-171903	10.8	January 27, 2011

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

10.9+	Form of Stock Purchase Agreements by and between LinkedIn Corporation and Steven Sordello, and schedule of omitted material details thereto.	S-1	333-171903	10.9	January 27, 2011

10.10+	Form of Option Exercise and Repurchase Agreements by and between LinkedIn Corporation and Jeffrey Weiner, Steven Sordello, Dipchand Nishar and Erika Rottenberg, and schedule of omitted material details thereto.	S-1	333-171903	10.10	January 27, 2011

10.11+	2010 Executive Bonus Compensation Plan.	S-1	333-171903	10.11	March 11, 2011

10.12	Membership Units Purchase Agreement by and between LinkedIn Corporation and Reid Hoffman, dated June 13, 2008.	S-1	333-171903	10.12	January 27, 2011

10.13	Master Services Agreement by and between LinkedIn Corporation and Equinix Operating Co., Inc., dated February 27, 2008.	S-1	333-171903	10.13	January 27, 2011

10.13A†	Amendment No. 1 to the Master Services Agreement by and between LinkedIn Corporation and Equinix Operating Co., Inc., dated June 1, 2010.	S-1	333-171903	10.13A†	April 4, 2011

10.14	Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated March 20, 2007.	S-1	333-171903	10.14	January 27, 2011

10.14A	First Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated September 24, 2007.	S-1	333-171903	10.14A	January 27, 2011

10.14B	Second Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated June 25, 2008.	S-1	333-171903	10.14B	January 27, 2011

10.14C	Third Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated December 18, 2009.	S-1	333-171903	10.14C	January 27, 2011

10.14D	Fourth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated March 3, 2010.	S-1	333-171903	10.14D	January 27, 2011

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

10.14E	Fifth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated December 17, 2010.	S-1	333-171903	10.14E	January 27, 2011

10.14F	Sixth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated October 25, 2011.	8-K	001-35168	10.1	October 28, 2011

10.15	Sublease by and between LinkedIn Corporation and Omnicell, Inc., dated January 4, 2011.	S-1	333-171903	10.15	January 27, 2011

10.16	Sublease by and between LinkedIn Corporation and Actel Corporation, dated February 18, 2010.	S-1	333-171903	10.16	January 27, 2011

10.17+	2011 Employee Stock Purchase Plan.	S-1	333-171903	10.17	May 4, 2011

10.18+	Form of Supplement to Offer Letters by and between LinkedIn Corporation and Jeffrey Weiner, Steven Sordello, David Henke, Dipchand Nishar and Erika Rottenberg.	S-1	333-171903	10.18	May 4, 2011

10.19+	Change of Control Agreement between LinkedIn Corporation and Michael Gamson, dated as of May 5, 2011.	S-1	333-171903	10.19	May 9, 2011

10.20+†	2011 Executive Bonus Compensation Plan.	S-1	333-171903	10.20	May 4, 2011

10.21	Form of Restricted Stock Unit Agreement under 2011 Equity Incentive Plan.	10-Q	001-35168	10.1	August 9, 2011

21.1	List of subsidiaries.	S-1	333-177710	21.1	November 3, 2011

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.	S-1	333-177710	23.2	November 16, 2011

24.1	Power of Attorney (see page II-7 of the original filing of this registration statement).

99.1	Consent of International Planning & Research.	S-1	333-177710	99.1	November 3, 2011

101.INS††	XBRL Instance Document	S-1	333-177710	101.INS	November 14, 2011

101.SCH††	XBRL Taxonomy Extension Schema	S-1	333-177710	101.SCH	November 14, 2011

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

101.CAL††	XBRL Taxonomy Extension Calculation Linkbase	S-1	333-177710	101.CAL	November 14, 2011

101.LAB††	XBRL Taxonomy Extension Label Linkbase	S-1	333-177710	101.LAB	November 14, 2011

101.PRE††	XBRL Taxonomy Extension Presentation Linkbase	S-1	333-177710	101.PRE	November 14, 2011

101.DEF††	XBRL Taxonomy Extension Definition Linkbase	S-1	333-177710	101.DEF	November 14, 2011

+	Indicates a management contract or compensatory plan.
†	Portions of have been granted confidential treatment by the SEC.
††	XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.